Exhibit 10.5

PRIVATE PLACEMENT WARRANTS AGREEMENT

THIS PRIVATE PLACEMENT WARRANTS AGREEMENT, dated as of March 11, 2026 (as it may from time to time be amended, this “Agreement”), is entered into between Metals Acquisition Corp. II, a Cayman Islands exempted company (the “Company”), and each purchaser listed on Schedule A hereto (each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company intends to consummate an initial public offering (the “Public Offering”) of the Company’s units, each unit consisting of one Class A ordinary share, par value $0.0001 per share, of the Company (each, an “Ordinary Share”), and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Ordinary Share at an exercise price of $11.50 per Ordinary Share, as set forth in the Company’s Registration Statement on Form S-1 (File No. 333-293143) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

WHEREAS, the Purchasers, who are underwriters in the Public Offering, have agreed to purchase an aggregate of 1,266,666 warrants (the “Private Placement Warrants”), each Private Placement Warrant entitling the holder thereof to purchase one Ordinary Share at an exercise price of $11.50 per share.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby, intending legally to be bound, agree as follows:

AGREEMENT

Section 1. Authorization, Purchase and Sale; Terms of the Private Placement Warrants; Lock-Up.

A. Authorization of the Private Placement Warrants. The Company has duly authorized the issuance and sale of the Private Placement Warrants to the Purchasers.

B. Purchase and Sale of the Private Placement Warrants.

(i) On the date of the consummation of the Public Offering or on such earlier time and date as may be mutually agreed by the Purchasers and the Company (the “Closing Date”), the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company, severally and not jointly, an aggregate of 1,266,666 Private Placement Warrants, as set forth opposite each Purchaser’s name on Schedule A, at a price of $1.50 per warrant for an aggregate purchase price of $1,899,999 (the “Purchase Price”), which shall be paid by wire transfer of immediately available funds to the Company at least one business day prior to the Closing Date in accordance with the Company’s wiring instructions, or in such other manner as may be mutually agreed upon by the Company and the Purchaser. On the Closing Date, upon the payment by the Purchasers of the Purchase Price, the Company, at its option, shall deliver a certificate evidencing the Private Placement Warrants purchased by each Purchaser on such date duly registered in each Purchaser’s name to each Purchaser, or effect such delivery in book-entry form.

(ii) On the date of the consummation of the closing of the over-allotment option in connection with the Public Offering or on such earlier time and date as may be mutually agreed by the Purchasers and the Company (each such date, the “Over-Allotment Closing Date”, and each Over-Allotment Closing Date (if any) together with the Closing Date, the “Closing Dates” and each, a “Closing Date”), the Company shall issue and sell to the Purchasers, severally and not jointly, and the Purchasers shall purchase from the Company, severally and not jointly, up to 190,000 Private Placement Warrants in the aggregate (or, to the extent the over-allotment option is not exercised in full, a lesser number of Private Placement Warrants in proportion to the portion of the over-allotment option that is exercised), as set forth opposite each Purchaser’s name on Schedule A hereto, at a price of $1.50 per Private Placement Warrant for an aggregate purchase price of up to $285,000 (the “Over-Allotment Purchase Price”), which shall be paid by each Purchaser by wire transfer of immediately available funds to the Company at least one business day prior to the Over-Allotment Closing Date in accordance with the Company's wiring instructions, or in such other manner as may be mutually agreed upon by the Company and such Purchaser. On the Over-Allotment Closing Date, upon the payment by each Purchaser of its respective portion of the Over-Allotment Purchase Price, the Company, at its option, shall deliver a certificate evidencing the Private Placement Warrants purchased by such Purchaser on such date duly registered in such Purchaser’s name to such Purchaser, or effect such delivery in book-entry form.

C. Terms of the Private Placement Warrants.

(i) Each Private Placement Warrant will have the terms set forth in a warrant agreement to be entered into by the Company and a warrant agent in connection with the Public Offering (the “Warrant Agreement”).

(ii) At the time of the closing of the Public Offering, the Company and the Purchasers shall enter into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the Company will grant certain registration rights to the Purchasers relating to the Private Placement Warrants and the Ordinary Shares issuable upon exercise of such Private Placement Warrants.

D. Lock up.

(i) Each Purchaser agrees that it shall not Transfer any Private Placement Warrants (or any Class A Ordinary Shares underlying the Private Placement Warrants) until thirty (30) days following the consummation of the Company’s initial business combination (the “Business Combination”); provided, however, that Transfers of Securities are permitted (a) to the Company’s or Purchaser’s officers, directors, advisors or consultants, any affiliate or family member of any of the Company’s or Purchaser’s officers, directors, advisors or consultants, any members or partners of the Sponsor or their affiliates, and funds and accounts advised by such members or partners, any affiliates of the Sponsor, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement, in connection with an extension of the timeframe for the Company to consummate a Business Combination or in connection with the consummation of an initial Business Combination at prices no greater than the price at which the securities were originally purchased; (f) by virtue of the laws of the State of New York or such Purchaser’s organizational documents upon dissolution of such Purchaser; (g) in the event of the Company’s liquidation prior to the consummation of the initial Business Combination; (h) in the event that, subsequent to the consummation of an initial Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property or (i) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (a) through (f); provided, however, that in the case of clauses (a) through (f) and clause (i), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by these transfer restrictions and by the same agreements entered into by the Company’s sponsor and the Subscriber with respect to such securities (including provisions relating to voting, the Trust Account and liquidating distributions).

(ii) For purposes of Section 1(D)(i), the term “Transfer” shall mean (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

(iii) In addition to the terms described in Sections 1(D)(i), each Purchaser acknowledges and agrees that the Private Placement Warrants and their component parts and the related registration rights will be deemed compensation by the Financial Industry Regulatory Authority (“FINRA”) and will therefore, pursuant to Rule 5110(e) of the FINRA Manual, be subject to lock-up for a period of one-hundred eighty (180) days beginning on the date of commencement of sales in the IPO, subject to FINRA Rule 5110(e)(2). Additionally, the Private Placement Warrants and their component parts and the related registration rights may not be sold, transferred, assigned, pledged or hypothecated during the foregoing 180-day period except to any underwriter or selected dealer participating in the IPO and the officers or partners, registered persons or affiliates of the Purchasers and any such participating underwriter or selected dealer. Additionally, the Private Placement Warrants and their component parts and the related registration rights will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of such securities by any person for a period of 180 days beginning on the date of commencement of sales in the IPO. Additionally, notwithstanding anything to the contrary in the Warrant Agreement, the Private Placement Warrants may not be exercisable more than five years from the commencement of sales in the IPO in accordance with FINRA Rule 5110(g)(8).

Section 2. Representations and Warranties of the Company. As a material inducement to the Purchasers to enter into this Agreement and purchase the Private Placement Warrants, the Company hereby represents and warrants to the Purchasers (which representations and warranties shall survive each Closing Date) that:

A. Incorporation and Corporate Power. The Company is an exempted company with limited liability duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Company. The Company possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement and the Warrant Agreement.

B. Authorization; No Breach.

(i) The execution, delivery and performance of this Agreement and the Private Placement Warrants have been duly authorized by the Company as of the Closing Date. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law). Upon issuance in accordance with, and payment pursuant to, the terms of this Agreement and the Warrant Agreement, the Private Placement Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms as of the Closing Date.

(ii) The execution and delivery by the Company of this Agreement, the issuance and sale of the Private Placement Warrants, the issuance of the Ordinary Shares upon exercise of the Private Placement Warrants, and the fulfillment of, and compliance with, the respective terms hereof and thereof by the Company, do not and will not as of the Closing Date (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s equity or assets under, (d) result in a violation of, or (e) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to the amended and restated memorandum and articles of association of the Company in effect on the date hereof or as may be amended at or prior to completion of the contemplated Public Offering, or any material law, statute, rule or regulation to which the Company is subject, or any agreement, order, judgment or decree to which the Company is subject, except for any filings required after the date hereof under federal or state securities laws.

C. Title to Securities. Upon issuance in accordance with, and payment pursuant to, the terms hereof and the Warrant Agreement, and upon registration with the Company’s register of members, the Ordinary Shares issuable upon exercise of the Private Placement Warrants will be duly and validly issued, fully paid and nonassessable. On the date of the issuance of the Private Placement Warrants, the Ordinary Shares underlying the Private Placement Warrants shall have been reserved for issuance. Upon issuance in accordance with, and payment pursuant to, the terms hereof and the Warrant Agreement, and upon registration in the Company’s register of members, the Purchasers will have good title to the Private Placement Warrants and the Ordinary Shares issuable upon exercise of such Private Placement Warrants, free and clear of all liens, claims and encumbrances of any kind, other than (i) transfer restrictions hereunder, under the letter agreement entered into among the Company and its insiders, and under the other agreements contemplated hereby, (ii) transfer restrictions under federal and state securities laws, and (iii) liens, claims or encumbrances imposed due to the actions of the Purchasers.

D. Governmental Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of any other transactions contemplated hereby.

E. Regulation D Qualification. Neither the Company nor, to its knowledge, any of its affiliates, members, officers, directors or beneficial shareholders of 20% or more of its outstanding securities, has experienced a disqualifying event as enumerated pursuant to Rule 506(d) of Regulation D under the Securities Act.

Section 3. Representations and Warranties of the Purchasers. As a material inducement to the Company to enter into this Agreement and issue and sell the Private Placement Warrants to the Purchasers, each Purchaser hereby represents and warrants to the Company (which representations and warranties shall survive each Closing Date) that:

A. Organization and Requisite Authority. The Purchasers possess all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

B. Authorization; No Breach.

(i) This Agreement constitutes a valid and binding obligation of the Purchasers, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law).

(ii) The execution and delivery by the Purchasers of this Agreement and the fulfillment of and compliance with the terms hereof by the Purchasers does not and shall not as of each Closing Date conflict with or result in a breach by the Purchasers of the terms, conditions or provisions of any agreement, instrument, order, judgment or decree to which any of the Purchasers are subject.

C. Investment Representations.

(i) The Purchasers are acquiring the Private Placement Warrants and, upon exercise of the Private Placement Warrants, the Ordinary Shares issuable upon such exercise (collectively, the “Securities”), for the Purchaser’s own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof.

(ii) Each of the Purchasers is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D, and the Purchasers have not experienced a disqualifying event as enumerated pursuant to Rule 506(d) of Regulation D under the Securities Act.

(iii) The Purchasers understand that the Securities are being offered and will be sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations and warranties of the Purchasers set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchasers to acquire such Securities.

(iv) The Purchasers did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act.

(v) Each of the Purchasers have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by the Purchasers. Each of the Purchasers have been afforded the opportunity to ask questions of the executive officers and directors of the Company. Each of the Purchasers understand that its investment in the Securities involves a high degree of risk and it has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of the Securities.

(vi) The Purchasers understand that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities by the Purchasers nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(vii) The Purchasers understand that: (a) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (1) subsequently registered thereunder or (2) sold in reliance on an exemption therefrom; and (b) except as specifically set forth in the Registration Rights Agreement, neither the Company nor any other person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. While the Purchasers understand that Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, the Purchasers understand that Rule 144 includes an exception to this prohibition if the following conditions are met: (i) the issuer of the securities that was formerly a shell company has ceased to be a shell company; (ii) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and (iv) at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

(viii) The Purchasers have such knowledge and experience in financial and business matters, knows of the high degree of risk associated with investments in the securities of companies in the development stage such as the Company, is capable of evaluating the merits and risks of an investment in the Securities and is able to bear the economic risk of an investment in the Securities in the amount contemplated hereunder for an indefinite period of time. The Purchasers have adequate means of providing for its current financial needs and contingencies and will have no current or anticipated future needs for liquidity which would be jeopardized by the investment in the Securities. The Purchasers can afford a complete loss of its investment in the Securities.

(ix) The Purchasers acknowledge that the Private Placement Warrants and the Ordinary Shares issuable upon exercise of such Private Placement Warrants and the related registration rights will be deemed compensation by the FINRA and will therefore, pursuant to FINRA Rule 5110(e), be subject to lock-up for a period of 180 days from the commencement of sales in the Public Offering, subject to certain limited exceptions to permitted transferees in accordance with FINRA Rule 5110(e)(2). The Private Placement Warrants and the Ordinary Shares issuable upon exercise of such Private Placement Warrants and the related registration rights may not be sold, transferred, assigned, pledged or hypothecated or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of such securities by any person for a period of 180 days from the commencement of sales in the Public Offering. The Purchasers further acknowledge that the Private Placement Warrants are subject to additional transfer restrictions under the terms of the underwriting agreement by and between the Company and the Purchasers.

Section 4. Conditions of the Purchaser’s Obligations. The obligations of the Purchasers to purchase and pay for the Private Placement Warrants is subject to the fulfillment, on or before each Closing Date, of each of the following conditions:

A. Representations and Warranties. The representations and warranties of the Company contained in Section 2 hereof shall be true and correct at and as of such Closing Date as though then made.

B. Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing Date.

C. No Injunction. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby, which prohibits the consummation of any of the transactions contemplated by this Agreement.

D. Registration Rights Agreement. The Company shall have entered into the Registration Rights Agreement on terms satisfactory to the Purchasers.

Section 5. Conditions of the Company’s Obligations. The obligations of the Company to the Purchasers under this Agreement are subject to the fulfillment, on or before the Closing Date, of each of the following conditions:

A. Representations and Warranties. The representations and warranties of the Purchasers contained in Section 3 shall be true and correct at and as of such Closing Date as though then made.

B. Performance. The Purchasers shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchasers on or before such Closing Date.

C. Corporate Consents. The Company shall have obtained the consent of its Board of Directors authorizing the execution, delivery and performance of this Agreement and the Warrant Agreement and the issuance and sale of the Private Placement Warrants hereunder.

D. No Injunction. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby, which prohibits the consummation of any of the transactions contemplated by this Agreement.

Section 6. Termination. This Agreement may be terminated at any time after December 31, 2026 upon the election by either the Company or the Purchasers upon written notice to the other party if the closing of the Public Offering does not occur prior to such date.

Section 7. Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Closing Date.

Section 8. Definitions. Terms used but not otherwise defined in this Agreement shall have the meaning assigned to such terms in the Registration Statement.

Section 9. Miscellaneous.

A. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors of the parties hereto whether so expressed or not. Notwithstanding the foregoing or anything to the contrary herein, the parties may not assign this Agreement, other than assignments by the Purchasers to affiliates thereof (including, without limitation one or more of its members).

B. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

C. Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by portable document format (pdf) transmission) in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

D. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

E. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of the State of New York.

F. Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.

COMPANY

METALS ACQUISITION CORP. II,
a Cayman Islands exempted company

By:	/s/ Michael James McMullen
Name:	Michael James McMullen
Title:	Director and Executive Chair

PURCHASERS

COHEN & COMPANY CAPITAL MARKETS, A DIVISION OF COHEN & COMPANY SECURITIES, LLC

By:	/s/ Jerry Serowik
Name:	Jerry Serowik
Title:	Senior Managing Director

JETT CAPITAL ADVISORS, LLC

By:	/s/ Joseph Riggio
Name:	Joseph Riggio
Title:	Partner

Schedule A

Purchaser	Number of Private Placement Warrants (without exercise of over-allotment)	Number of Private Placement Warrants (with exercise of over-allotment)	Purchase Price (without exercise of over-allotment)	Purchase Price (with exercise of over-allotment)
Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC	1,066,666	1,226,666	$1,599,999.00	$1,839,999.00
Jett Capital Advisors, LLC	200,000	230,000	$300,000.00	$345,000.00
Total	1,266,666	1,456,666	$1,899,999.00	$2,184,999.00